Exhibit (a)(5)(J)

QXO Extends Tender Offer to Acquire Beacon Roofing Supply

GREENWICH, Conn., February 25, 2025 – QXO, Inc. (NYSE: QXO) announced today it is extending its all-cash tender offer to acquire all outstanding shares of Beacon Roofing Supply, Inc. (Nasdaq: BECN) for $124.25 per share.

The tender offer, originally set to expire at 12:00 midnight (New York City time) on February 24, 2025, will remain open until 5:00 p.m. (New York City time) on March 3, 2025. QXO is currently prepared to complete the acquisition shortly after the tender expires, subject to the offer’s terms. The transaction is not dependent on any financing or due diligence conditions, and QXO has already obtained antitrust clearance in both the U.S. and Canada.

“Our offer remains the only opportunity for Beacon shareholders to secure a substantial cash premium now,” said Brad Jacobs, chairman and chief executive officer of QXO. “We’re confident Beacon investors will overwhelmingly support our offer if the Beacon Board removes its anti-shareholder poison pill.”

The full terms, conditions and other details of the tender offer are available in the offering documents filed with the Securities and Exchange Commission. To learn more about QXO’s offer and how it benefits Beacon shareholders, visit www.qxo.com/beacon.

Computershare Trust Company, N.A., the depositary and paying agent for the tender offer, has reported, as of 6:00 p.m. (New York City time) on February 24, 2025, approximately 10,685,631 Shares have been validly tendered and not withdrawn, representing approximately 17.27% of the issued and outstanding Shares, at that time. Shareholders who have already tendered their Shares need not take further action in response to this extension. The level of tendered shares is above expectations, particularly since the Beacon Board has implemented a shareholder-unfriendly poison pill that prevents the tender offer from closing.

Secured Financing in Place

QXO has secured full financing commitments from Goldman Sachs, Morgan Stanley, Citi, Crédit Agricole, Wells Fargo and Mizuho. These commitments, combined with QXO’s cash on hand, fully cover the purchase price, any required refinancing of Beacon’s debt, and associated transaction costs.

Advisors

Morgan Stanley & Co. LLC is acting as lead financial advisor to QXO, and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal counsel.

About QXO

QXO provides technology solutions, primarily to clients in the manufacturing, distribution and service sectors. The company provides consulting and professional services, including specialized programming, training and technical support, and develops proprietary software. As a value-added reseller of business application software, QXO offers solutions for accounting, financial reporting, enterprise resource planning, warehouse management systems, customer relationship management, business intelligence and other applications. QXO plans to become a tech-forward leader in the $800 billion building products distribution industry. The company is targeting tens of billions of dollars of annual revenue in the next decade through accretive acquisitions and organic growth. Visit www.qxo.com for more information.

Forward-Looking Statements

This communication contains forward-looking statements. Statements that are not historical facts, including statements about beliefs, expectations, targets, goals, regulatory approval timing and nominating directors are forward-looking statements. These statements are based on plans, estimates, expectations and/or goals at the time the statements are made, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “may,” “will,” “should,” “expect,” “opportunity,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “target,” “goal,” or “continue,” or the negative of these terms or other comparable terms. Forward-looking statements involve inherent risks and uncertainties and readers are cautioned that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statements. Such factors include but are not limited to: the ultimate outcome of any possible transaction between QXO, Inc. (“QXO”) and Beacon Roofing Supply, Inc. (“Beacon”), including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any definitive agreement will be materially different from those proposed; uncertainties as to whether Beacon will cooperate with QXO regarding the proposed transaction; the ultimate result should QXO commence a proxy contest for election of directors to Beacon’s Board of Directors; QXO’s ability to consummate the proposed transaction with Beacon; the conditions to the completion of the proposed transaction, including the receipt of any required shareholder approvals and any required regulatory approvals; QXO’s ability to finance the proposed transaction; the substantial indebtedness QXO expects to incur in connection with the proposed transaction and the need to generate sufficient cash flows to service and repay such debt; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; QXO’s ability to retain certain key employees; and general economic conditions that are less favorable than expected. QXO cautions that forward-looking statements should not be relied on as predictions of future events, and these statements are not guarantees of performance or results. Forward-looking statements herein speak only as of the date each statement is made. QXO does not assume any obligation to update any of these statements in light of new information or future events, except to the extent required by applicable law.

Important Additional Information and Where to Find It

This communication is for informational purposes only and does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell Beacon securities. QXO and Queen MergerCo, Inc. (the “Purchaser”) filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the “SEC”) on January 27, 2025, and Beacon filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer with the SEC on February 6, 2025. Investors and security holders are urged to carefully read the Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) and the Solicitation/Recommendation Statement as these materials contain important information that investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials are filed with the SEC, and investors and security holders may obtain a free copy of these materials and other documents filed by QXO and Beacon with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that QXO and the Purchaser file with the SEC will be made available to all investors and security holders of Beacon free of charge from the information agent for the tender offer: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, toll-free telephone: +1 (888) 750-5834.

QXO and the other participants intend to file a preliminary proxy statement and accompanying WHITE universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2025 Annual Meeting of stockholders of Beacon. QXO strongly advises all stockholders of Beacon to read the preliminary proxy statement, any amendments or supplements to such proxy statement, and other proxy materials filed by QXO with the SEC as they become available because they will contain important information. Such proxy materials will be available at no charge on the SEC’s website at www.sec.gov and at QXO’s website at investors.qxo.com. In addition, the participants in this proxy solicitation will provide copies of the proxy statement, and other relevant documents, without charge, when available, upon request. Requests for copies should be directed to the participants’ proxy solicitor.

Certain Information Concerning the Participants

The participants in the proxy solicitation are anticipated to be QXO, Brad Jacobs, Ihsan Essaid, Matt Fassler, Mark Manduca, Sheree Bargabos, Paul Camuti, Karel Czanderna, Jonathan Foster, Mauro Gregorio, Michael Lenz, Teresa May, Stephen Newlin, Joseph Reitmeier and Wendy Whiteash. As of the date of this communication, QXO owns 100 shares of common stock of Beacon in record name and Ms. Czanderna may be deemed to beneficially own 10 shares of common stock of Beacon held in a trust, for which Ms. Czanderna’s husband serves as trustee. As of the date of this communication, none of the other participants has any direct or indirect interest, by security holdings or otherwise, in Beacon.

Media Contacts

Joe Checkler

joe.checkler@qxo.com

203-609-9650

Steve Lipin / Lauren Odell
Gladstone Place Partners
212-230-5930

Investor Contacts

Mark Manduca

mark.manduca@qxo.com

203-321-3889

Scott Winter / Jonathan Salzberger
Innisfree M&A Incorporated
212-750-5833